UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2007

VIEWPOINT FINANCIAL GROUP
 (Exact name of registrant as specified in its charter)

United States	001-32992	20-4484783
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1309 W. 15th Street, Plano, Texas	75075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 578-5000

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

ViewPoint Bank entered into severance agreements with Mark E. Hord, Pathie E. McKee, James C. Parks, and Rick M. Robertson, which were effective on September 29, 2007. The severance agreements serve to replace the severance agreements with these individuals which expire on September 29, 2007, pursuant to their terms. The severance agreements are substantially similar to the expired agreements and provide that ViewPoint Bank will pay the employee an amount equal to eighteen months of the employee’s then current salary if the employee suffers an involuntary termination of employment in connection with or within 12 months after a change of control. For purposes of the severance agreements, “involuntary termination” means termination of employment without cause, a reduction of 10% or more in the amount of the employee’s base salary, a material adverse change to the employee’s benefits other than part of a program applicable to all ViewPoint Bank senior executive officers, relocation of the employee’s principal place of employment to a location more than fifty miles from Plano, Texas, or a material demotion of the employee; and the term “change of control” means any of the following events: (i) any third person becomes the owner of shares of ViewPoint Bank or ViewPoint Financial Group with respect to which 25% or more of the total number of votes for election of the Board may be cast; (ii) persons who were a majority of the directors of ViewPoint Bank or ViewPoint Financial Group cease to constitute a majority as a result of or in connection with a tender offer, merger, sale, or similar event; and (iii) the stockholders of ViewPoint Financial Group approve an agreement providing for a transaction in which ViewPoint Financial Group will cease to be an independent public company or for the sale of all or substantially all of ViewPoint Financial Group’s assets. The term of the severance agreements shall extend until December 31, 2009.

ITEM 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.3 Form of Severance Agreement         .

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWPOINT FINANCIAL GROUP

Date: October 1, 2007	By:	/s/ Mark E. Hord
Mark E. Hord, Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.3	Form of Severance Agreement